EMPLOYMENT AGREEMENT

This employment agreement dated Jan 1, 2007 by and between Willis Hale ("Executive") and Peer Review Meditation and Arbitration, a Florida corporation hereafter called ("Employer") for ten dollars and other good and valuable consideration it is agreed as follows:

EMPLOYER shall retain the services of EXECTIVE.

Duties: Executive shall serve The Company/Employer as Chairman of the Board/Chief Executive Officer reporting directly to the Board of Directors. Executive shall serve and prepare all documentation necessary related directly or indirectly to the Company and any subsidiaries.

Executive shall be responsible and authorized to establish and enter into transactions involving, credit, credit lines, business leases (equipment, offices, autos, etc.), banking relationships, including lending and checking accounts and any other contracts or requirements necessary for the day to day operations of Company.

Compensation: The Company/Employer shall pay and the Executive shall accept from Employer, as payment for Executive's services under this agreement, as follows:

> One Hundred Seventy-Five Thousand Dollars ($175,000) for the first year of Employment; and
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> A minimum Twenty Five Thousand Dollar ($25,000) increase to base amount for year two, then twenty percent (20%) increase of the pervious year total salary there-after for years three, four and five.
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> Family health care, personal life and disability insurance, and childcare are considered benefits.
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> Additionally, Stock Options, Equity Grants and Cash incentives may be awarded as determined by the Compensation Committee and Board of Directors.

Amounts due under this contract shall be accrued and recorded as an expense when due and recorded as a payable if unpaid.

Devotion of time: Executive shall devote such percentage of Executive's total time and skill to the performance of the Services as, in Executive sole discretion, shall be necessary to accomplish the same. In this regard, it is hereby specifically agreed that Executive shall not be required to devote any specified minimum number of hours per week of Services to Employer in exchange for the compensation indicated. Further, the Company/Employer does not have exclusive use of executive's time or service.

Term: This agreement shall become effective upon the signing of this agreement. This agreement shall be for a period of sixty months, unless terminated by Executive with ninety day written notice.

Entire Agreement: This Agreement represents the entire Agreement between the parties and is not subject to alternation, modification or change except in writing signed by each of the parties. A waiver of any term or condition of the Agreement shall not be construed as a general waiver.

Notices. Any notices with respect to this Agreement shall be sent to each of the parties at the address of record.

Choice of Law: The laws of the State of Florida shall govern this agreement.

Disputes: Any dispute that arises from this agreement shall be settled in a court of law, with the prevailing party compensated for all damages, which include but are not limited to, court costs, attorneys fees.

ACCEPTED BY:

Willis Hale as Executive 1/01/07

David Larry Director 1/01/07
Peer Review Mediation and Arbitration Inc.

Willis Hale, Director 1/01/07
Peer Review Mediation and Arbitration, Inc.